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                                                                   EXHIBIT 10.30


                              RELOCATION AGREEMENT


     I agree that if I voluntarily terminate or otherwise leave my employment at CalComp Technology, Inc. (the "Corporation") for reasons within my own control, within two (2) years from the date of actual payment to me by the Corporation of Three Hundred Thousand Dollars ($300,000) plus Federal and State gross up amounts, in connection with the purchase of my new residence in Orange County, California, I will promptly reimburse the Corporation the full amount of said Three Hundred Thousand Dollars ($300,000), plus the gross up amounts. If final pay and any other amounts due to me on my termination are not sufficient to cover all of the foregoing relocation payment, I promise and agree to pay upon demand to the Corporation the remaining balance.

     Notwithstanding the foregoing, in the event I terminate my employment as a result of a change of control as defined in the Change of Control Termination Benefit Agreement, dated March 7, 1997, between me and the Corporation, I shall not be required to reimburse the Corporation for any portion of said relocation payment.

     I fully understand the foregoing is not intended as a contract of employment for any period.

     This Agreement shall be governed by the laws of the State of California, exclusive of its conflicts of laws rules.



                    Employee name:  /s/ JOHN C. BATTERTON
                                    -------------------------
                                    John C. Batterton

                    Date:           September 16, 1997
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